UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2023 (October 13, 2023)

Nuveen Minnesota Quality Municipal Income Fund

(Exact name of registrant as specified in its charter)

Massachusetts	811-22967	47-1424471
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

333 West Wacker Drive Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (800) 257-8787

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Shares of Beneficial Interest	NMS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2023, Nuveen Minnesota Quality Municipal Income Fund (the “Fund”) announced that the board of trustees of the Fund (the “Board”) and the boards of certain other investment companies advised by Nuveen Fund Advisors, LLC, the Fund’s investment adviser (the “Adviser”) and its affiliates (collectively, the “Nuveen Funds”), as well as certain mutual funds advised by Teachers Advisors, LLC that are series of the TIAA-CREF Funds and the TIAA-CREF Life Funds (collectively, the “TC Funds,” and together with the Nuveen Funds, the “Fund Complex”) separately determined to approve the alignment and consolidation of the membership of the boards so that funds in the Fund Complex are overseen by the same board members (the “Board Consolidation”).

The Board Consolidation is expected to (i) generate cost efficiencies and expense savings that would benefit Fund shareholders; (ii) align the Fund Complex and the consolidated Board with Nuveen’s operating model to promote growth across new, as well as similar, investment products; (iii) facilitate negotiating with vendors as a unified Fund Complex to obtain expected economies of scale and to standardize servicing; (iv) expand marketing and distribution opportunities associated with presenting the TC Funds and Nuveen Funds to the marketplace as one Fund Complex and grow investor engagement; and (v) eliminate duplicate efforts in board operations. The Board and Fund management believe that the prospective benefits of the Board Consolidation will be advantageous to all Fund shareholders.

Pursuant to resolutions adopted by the Board in connection with the Board Consolidation, the size of the Board will be set at ten (10) members effective January 1, 2024, and Thomas J. Kenny and Loren M. Starr have been appointed to the Board as independent board members effective January 1, 2024. Each of Mr. Kenny and Mr. Starr currently serve as members of the TC Funds’ boards. Biographical information for Mr. Kenny and Mr. Starr is as follows:

Thomas J. Kenny. Mr. Kenny has been a TC Board Member since 2011. Mr. Kenny served as an Advisory Director (2010-2011), Partner (2004-2010), Managing Director (1999-2004) and Co-Head (2002-2010) of Goldman Sachs Asset Management’s Global Cash and Fixed Income Portfolio Management team, having worked at Goldman Sachs since 1999. Mr. Kenny is a Director and the Chair of the Finance and Investment Committee of Aflac Incorporated. and a Director of ParentSquare. He is a Former Director and Finance Committee Chair for the, Sansum Clinic; Former Advisory Board Member, B’Box; Former Member of the University of California at Santa Barbara Arts and Lectures Advisory Council; Former Investment Committee Member, Cottage Health System; and Former President of the Board of Crane Country Day School. He received a B.A. from the University of California, Santa Barbara, and an M.S. from Golden Gate University. He is a Chartered Financial Analyst, and has served as Chairman of CREF since 2017.

Loren M. Starr. Mr. Starr has been a TC Board Member since 2022. Mr. Starr was Vice Chair, Senior Managing Director from 2020 to 2021, and Chief Financial Officer, Senior Managing Director from 2005 to 2020, for Invesco Ltd. Mr. Starr is also a Director for AMG. He is former Chair and member of the Board of Directors, Georgia Leadership Institute for School Improvement (GLISI); former Chair and member of the Board of Trustees, Georgia Council on Economic Education (GCEE). Mr. Starr received a B.A. and a B.S. from Columbia College, an M.B.A. from Columbia Business School, and an M.S. from Carnegie Mellon University.

In addition, the Board has invited Joseph A. Boateng and Michal A. Forrester to serve as consultants to the Board, effective as of January 1, 2024. Each of Mr. Boateng and Mr. Forrester currently serve as members of the TC Funds’ boards. Biographical information for Mr. Boateng and Mr. Forrester is as follows:

Joseph A. Boateng. Mr. Boateng has been a TC Board Member since 2019. Since 2007, Mr. Boateng has served as the Chief Investment Officer for Casey Family Programs. He was previously Director of U.S. Pension Plans for Johnson & Johnson from 2002-2006. Mr. Boateng is a board member of the Lumina Foundation and Waterside School, an emeritus board member of Year Up Puget Sound, member of the Investment Advisory Committee and former chair for the Seattle City Employees’ Retirement System, and an investment committee member for The Seattle Foundation. Mr. Boateng received a B.S. from the University of Ghana and an M.B.A. from the University of California, Los Angeles.

Michael A. Forrester. Mr. Forrester has been a TC Board Member since 2007. From 2007 to 2021, he held various positions with Copper Rock Capital Partners, LLC (“Copper Rock”), including Chief Executive Officer (2014-2021), Chief Operating Officer (“COO”) (2007-2014) and Board Member (2007-2021). Mr. Forrester is currently a member of the Independent Directors Council Governing Council of the Investment Company Institute. He also serves on the Board of Trustees of the Dexter Southfield School. Mr. Forrester has a B.A. from Washington and Lee University.

Two current members of the Board of the Fund, Jack B. Evans and William C. Hunter, are expected to retire effective as of December 31, 2023 in accordance with the retirement policies adopted by the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuveen Minnesota Quality Municipal Income Fund

Date: October 13, 2023	By:	/s/ Mark L. Winget
	Name:	Mark L. Winget
	Title:	Vice President and Secretary